Exhibit 11

                     METRIS COMPANIES INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share
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In thousands, except per share amounts             Three Months Ended June 30,  Six Months Ended June 30,
                                                        1999        1998         1999        1998
BASIC:
Net (loss)/income applicable to common
     stockholders ...............................   $(129,369)   $  12,400   $(112,254)   $  23,624

Weighted average number of common shares
     outstanding ................................      38,570       38,450      38,548       38,450

Net (loss)/income per share .....................   $   (3.35)   $     .32   $   (2.91)   $     .61

DILUTED:

Net (loss)/income applicable to common
     stockholders ...............................   $(129,369)   $  12,400   $(112,254)   $  23,624

Weighted average number of common shares
     outstanding ................................      38,570       38,450      38,548       38,450

Net effect of assumed exercise of stock options
     based on treasury stock method using average
     market price ...............................          --        1,514          --        1,426
                                                       ------       ------      ------       ------
                                                       38,570       39,964      38,548       39,876
                                                       ======       ======      ======       ======


Net (loss)/income per share .....................   $   (3.35)   $     .31   $   (2.91)   $     .59

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